Exhibit 99.1

One Ameren Plaza
1901 Chouteau Avenue
St. Louis, MO 63103
 NEWS RELEASE

Contacts:

Media	Analysts		Investors
Tim Fox	Bruce Steinke	Theresa Nistendirk	Investor Services
(314) 554-3120	(314) 554-2574	(314) 206-0693	(800) 255-2237
tfox@ameren.com	bsteinke@ameren.com	tnistendirk@ameren.com	invest@ameren.com

FOR IMMEDIATE RELEASE

AMEREN ANNOUNCES 2006 EARNINGS AND 2007 EARNINGS GUIDANCE

ST. LOUIS, MO., Feb. 15, 2007—Ameren Corporation (NYSE: AEE) today announced 2006 net income of $547 million, or $2.66 per share, compared to net income of $606 million, or $3.02 per share, in 2005. Excluding the estimated earnings impact of severe storms of 26 cents per share, non-GAAP earnings in 2006 were $2.92 per share. These results were within Ameren’s previously announced non-GAAP earnings per share guidance range of $2.75 to $3.00. This guidance also excluded the estimated earnings impact of severe storms.

Ameren recorded net income of $61 million, or 30 cents per share, for the fourth quarter of 2006, compared to $20 million, or 10 cents per share, for the fourth quarter of 2005. Fourth quarter 2006 net income included $28 million, after taxes, or 13 cents per share, of severe storm-related costs, and fourth quarter 2005 results included a $22 million (11 cents per share) charge for the cumulative effect of a change in accounting principle related to accounting for asset retirement obligations.

Ameren’s Missouri regulated reporting segment, which includes AmerenUE’s electric and gas utility operations, contributed $267 million to Ameren’s net income in 2006 - $62 million less than 2005. The Illinois regulated reporting segment, which includes the electric and gas distribution utility businesses of AmerenCIPS, AmerenCILCO and AmerenIP, contributed $115 million to Ameren’s net income in 2006 - $51 million less than 2005. The non-rate-regulated electric generation reporting segment contributed $138 million to Ameren’s net income in 2006 - $43 million more than 2005.

Earnings in 2006 were affected by restoration efforts associated with severe storms that reduced net income by 26 cents per share. In addition, costs related to the December 2005 breach of the upper reservoir at AmerenUE’s Taum Sauk pumped-storage hydroelectric facility decreased 2006 earnings by 20 cents per share. Ameren also incurred a charge of 5 cents per share related to funding commitments for low-income energy assistance and energy efficiency programs associated with the December 2006 Illinois Commerce Commission (ICC) order
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approving the Ameren Illinois utilities’ Customer Elect electric rate increase phase-in plan. Incremental gains of approximately 9 cents per share in 2006, associated with the sale of certain non-core properties, including leveraged leases, reduced the negative impact of these items.

Ongoing operations in 2006 were also unfavorably affected by escalating costs for fuel and related transportation, operating materials, and financing costs and depreciation associated with significant energy infrastructure investments in Ameren’s regulated electric and gas utility businesses. In addition, ongoing operations were significantly affected by mild summer and winter weather, as well as lower power prices for excess energy sales as compared to 2005. Market prices for power in 2005 were higher than 2006 as a result of the significant impact of hurricanes and rail disruptions in 2005. Operating results in 2006 benefited from organic sales growth; improved plant performance; the lack of a scheduled refueling and maintenance outage at AmerenUE’s Callaway nuclear plant; Illinois electric commercial and industrial customers returning to tariff rates because these rates were below market rates for power; and higher sales levels of emission allowances.

“Clearly, 2006 will be remembered as an incredibly challenging year for Ameren, as well as for the communities we serve,” said Gary L. Rainwater, chairman, president and chief executive officer of Ameren Corporation. “Unprecedented summer and winter storms resulted in more than 1.5 million outages to our electric customers over the course of these events. Our utilities spent approximately $210 million to restore power to our customers. My thanks go out to our customers for their patience, to our employees, local contractors and crews from across the nation who tirelessly worked to restore power, as well as to community service organizations, local leaders, security personnel and many others who helped our communities during those trying times.”

Rainwater added, “We also continued our extensive restoration efforts associated with the Taum Sauk incident. We are committed to working with Missouri authorities involved with this incident to resolve all associated liabilities as soon as possible. And finally, we are addressing a host of regulatory and legislative matters in Illinois and Missouri. I am very pleased that we were able to develop a constructive rate solution that was approved by the ICC in Illinois to give the vast majority of our customers the choice to adjust to higher electric rates over a period of time, while allowing our Illinois utilities to fully recover their costs in a timely fashion and remain financially viable.”

Ameren also announced today it expects 2007 non-GAAP earnings will be in the range of $3.15 to $3.60 per share. Costs related to the January 2007 ice storms, as well as accounting charges related to offering below-market financing associated with the Ameren Illinois utilities’

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Customer-Elect phase-in plan, are excluded from the non-GAAP earnings guidance because they are unusual and associated costs cannot be fully determined at this time. Ameren’s consolidated and segment guidance for 2007 assumes normal weather and is subject to, among other things, regulatory and legislative decisions, plant operations, energy market and economic conditions, severe storms, unusual or otherwise unexpected gains or losses and other risks and uncertainties outlined in Ameren’s Forward-looking Statements. Segment earnings contribution guidance included in this release reflects single point estimates, but a range of outcomes could occur around each segment’s earnings.

As compared to 2006, earnings for 2007 will be driven by many factors, including the ultimate resolution of pending electric and gas rate cases in Missouri, coupled with a final decision in the rehearing of certain electric delivery service rate case issues in Illinois. In addition, Ameren’s regulated utilities are expected to experience significant increases in the costs of serving their customers. Many of these costs will be in excess of those reflected in 2007 regulated rates because rates are largely based on historical costs. Ameren also expects to realize significantly higher electric margins due to the replacement of below-market power sales contracts, which expired in 2006, with higher-priced contracts in 2007, as well as higher delivery service tariffs in our Illinois utility operations. The benefit of these higher electric margins will be reduced by the loss of margins in our Illinois utility operations associated with customer switching and the completion of the amortization of a purchase accounting adjustment in 2006. In addition, Ameren expects to incur lower costs associated with storms and the Taum Sauk incident in 2007, as well as to realize lower income associated with the sale of emission allowances and non-core properties.

“While we expect to see earnings improvement in 2007, compared to 2006, we continue to have our earnings results meaningfully affected by rising operating costs and related regulatory lag in our rate-regulated operations in Missouri and Illinois,” said Rainwater. “Looking ahead, we will continue to make significant energy infrastructure investments in our regulated operations to meet our customers’ needs for the 21st century. We are committed to further optimizing our generating plants’ operations and related power marketing and will continue to seek constructive regulatory solutions that balance the needs of all of our stakeholders.”

Missouri Rate-Regulated Operations

Earnings in 2006 were $267 million, or $62 million lower than in 2005. The factors behind reduced 2006 earnings in the Missouri regulated segment included the earnings impact of the severe storms ($30 million, after taxes), costs associated with the Taum Sauk breach ($41 million,
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after taxes), milder summer and winter weather, lower prices on sales of excess power and rising operating, depreciation and financing costs. These decreases were partially offset by the lack of a scheduled refueling and maintenance outage at the Callaway nuclear plant in 2006 and higher sales of emission allowances.

In 2007, earnings for the Missouri regulated segment are expected to approximate $305 million. Earnings for 2007 will be significantly impacted by the ultimate outcome of the pending electric and gas rate cases. In addition, 2007 earnings are projected to be affected by significant increases in operating, depreciation and financing costs over 2006 and related regulatory lag, the elimination of the joint dispatch agreement, reduced storm-related costs, a scheduled Callaway plant refueling and maintenance outage in the spring of 2007, energy prices for excess power sales, lower emission allowance sales levels and decreased costs associated with the Taum Sauk incident.

Illinois Rate-Regulated Operations

Earnings in 2006 were $115 million, or $51 million lower than in 2005. The factors behind lower 2006 earnings in the Illinois regulated segment include the impact of the severe storms ($23 million, after taxes) and the costs associated with funding for the Customer Elect electric rate increase phase-in plan ($10 million, after taxes). In addition, milder winter and summer weather significantly reduced earnings in 2006 compared to the prior year. These decreases were offset, in part, by meaningful increases in electric margins resulting from commercial and industrial electric customers returning to tariff rates because these rates were below market rates for power, as well as by lower purchased power costs.

In 2007, earnings are expected to approximate $115 million. Factors expected to significantly impact 2007 earnings include a $97 million increase in electric delivery service rates ordered by the ICC in November 2006, the disallowance of substantial costs of service in that order and the earnings impact resulting from the ICC’s rehearing in 2007 related to certain disallowed costs in these rate cases. In addition, year-over-year earnings comparisons are projected to be affected by the loss of electric margins enhanced by customer switching, lower purchased power costs, and the completion of amortization of a purchase accounting adjustment in 2006, reduced storm-related costs, and significant increases in operating, depreciation and amortization, and financing costs over 2006 and related regulatory lag.

Non-Rate-Regulated Generation Operations

Earnings in 2006 were $138 million, or $43 million higher than in 2005. Earnings in the non-rate-regulated segment were higher in 2006 because of the expiration at the end of 2005 of below-

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market power sales contracts at 80-percent owned Electric Energy, Inc. and improved plant performance. Higher fuel costs and lower energy prices in 2006 reduced the benefit of increased market-based sales volumes, as well as lower gains on emission allowance transactions.

In 2007, earnings are expected to approximate $285 million. Factors expected to significantly impact 2007 earnings include the realization of significantly higher electric margins due to the replacement of below-market power sales contracts, which expired in 2006, with higher-priced contracts in 2007, as well as improved plant operations. These benefits are expected to be offset, in part, by the elimination of the joint dispatch agreement, reduced gains on emission allowance sales and higher fuel and maintenance costs.

Other

Earnings from Ameren’s other corporate activities in 2006 were $27 million, or $11 million higher than in 2005, because of the sale of certain non-core properties, including leveraged leases. In 2007, a loss of approximately $5 million is expected principally as a result of unallocated parent company expenses not being offset by gains on sales of non-core assets.

Ameren will conduct a conference call for financial analysts at 9:00 a.m. (Central Time) on Thursday, Feb. 15, to discuss 2006 earnings and other matters. Investors, the news media and the public may listen to a live Internet broadcast of the call at www.ameren.com by clicking on "2006 Ameren Corporation Earnings Conference Call," then the appropriate audio link. A slide presentation will also be available on Ameren’s Web site reconciling earnings per share for 2006 to 2005, and reconciling 2007 non-GAAP earnings per share guidance to 2006 earnings per share on a comparable share basis. This presentation also includes other slides regarding projected 2007 segment results and updates on regulatory matters. This presentation will be posted in the “Investors” section of the Web site under “Presentations.” The analyst call will also be available for replay on the Internet for one year. Telephone playback of the conference call will also be available beginning at 11:00 a.m. (Central Time), from Feb. 15 through Feb. 22, by dialing, U.S. (800) 405-2236; international (303) 590-3000 and entering the number: 11083186#.

With assets of $19 billion, Ameren serves approximately 2.4 million electric customers and almost one million natural gas customers in a 64,000 square mile area of Missouri and Illinois. Ameren owns a diverse mix of electric generating plants strategically located in its Midwest market with a generating capacity of more than 16,200 megawatts.

Regulation G Statement

Ameren has presented certain information in this release on a diluted cents per share basis. These diluted per share amounts reflect certain factors that directly impact Ameren’s total earnings per share. 2006 non-GAAP earnings per share excludes the impact of the severe 2006 storms and 2007 non-GAAP earnings per share guidance excludes the impact of the severe January 2007 storms and the future cumulative earnings impact of offering below-market financing associated with the Ameren Illinois utilities’ Customer-Elect phase-in plan. In addition, Ameren has provided information excluding a cumulative effect of change in accounting principle recognized in 2005. Ameren believes this information is useful because it enables readers to better understand the impact of these factors on Ameren’s results of operations and earnings per share.

Forward-looking Statements

Statements in this release not based on historical facts are considered “forward-looking” and, accordingly, involve risks and uncertainties that could cause actual results to differ materially from those discussed. Although such forward-looking statements have been made in good faith and are based on reasonable assumptions, there is no assurance that the expected results will be achieved. These statements include (without limitation) statements as to future expectations, beliefs, plans, strategies, objectives, events, conditions, and financial performance. In connection with the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995, we are providing this cautionary statement to identify important factors that could cause actual results to differ materially from those anticipated. The following factors, in addition to those discussed elsewhere in this release and in our filings with the Securities and Exchange Commission, could cause actual results to differ materially from management expectations as suggested by such forward-looking statements:

•
regulatory or legislative actions, including changes in regulatory policies and ratemaking determinations, such as the outcome of AmerenUE, AmerenCIPS, AmerenCILCO and AmerenIP rate proceedings or the enactment of legislation freezing electric rates at 2006 levels or similar actions that impair the full and timely recovery of costs in Illinois;

•	the impact of the termination of the joint dispatch agreement;
•	changes in laws and other governmental actions, including monetary and fiscal policies;
•
the effects of increased competition in the future due to, among other things, deregulation of certain aspects of our business at both the state and federal levels, and the implementation of deregulation, such as when the current electric rate freeze and current power supply contracts expired in Illinois in 2006;

•	the effects of participation in the Midwest Independent Transmission System Operator;
•
the availability of fuel such as coal, natural gas and enriched uranium used to produce electricity; the availability of purchased power and natural gas for distribution; and the level and volatility of future market prices for such commodities, including the ability to recover the costs for such commodities;

•	the effectiveness of our risk management strategies and the use of financial and derivative instruments;
•	prices for power in the Midwest;
•	business and economic conditions, including their impact on interest rates;
•	disruptions of the capital markets or other events that make access to necessary capital more difficult or costly;
•	the impact of the adoption of new accounting standards and the application of appropriate technical accounting rules and guidance;
•	actions of credit rating agencies and the effects of such actions;
•	weather conditions and other natural phenomena;
•	the impact of system outages caused by severe weather conditions or other events;
•	generation plant construction, installation and performance, including costs associated with AmerenUE’s Taum Sauk pumped-storage hydroelectric plant incident and its future operation;
•	recoverability through insurance of costs associated with AmerenUE’s Taum Sauk pumped-storage hydroelectric plant incident;
•	operation of AmerenUE’s nuclear power facility, including planned and unplanned outages, and decommissioning costs;
•	the effects of strategic initiatives, including acquisitions and divestitures;
•
the impact of current environmental regulations on utilities and power generating companies and the expectation that more stringent requirements will be introduced over time, which could have a negative financial effect;

•	labor disputes, future wage and employee benefits costs, including changes in returns on benefit plan assets;

•	the inability of our counterparties and affiliates to meet their obligations with respect to contracts and financial instruments;
•	the cost and availability of transmission capacity for the energy generated by company facilities or required to satisfy energy sales;
•	legal and administrative proceedings; and
•	acts of sabotage, war, terrorism or intentionally disruptive acts.

Given these uncertainties, undue reliance should not be placed on these forward-looking statements. Except to the extent required by the federal securities laws, we undertake no obligation to publicly update or revise any forward-looking statements to reflect new information, future events, or otherwise.
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AMEREN CORPORATION (AEE)
CONSOLIDATED OPERATING STATISTICS

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2006	2005	2006	2005

Electric Sales - KWH (in millions):
Residential	5,564	5,691	24,557	25,570
Commercial	6,327	6,199	26,164	26,259
Industrial	5,726	5,930	23,429	22,590
Wholesale	2,009	2,322	7,982	9,684
Other	181	191	709	732
Native	19,807	20,333	82,841	84,835
Interchange sales	5,681	2,191	17,580	11,224
Total	25,488	22,524	100,421	96,059

Electric Revenues - (in millions):
Residential	$343	$344	$1,751	$1,805
Commercial	345	339	1,634	1,630
Industrial	221	227	996	955
Wholesale	80	79	290	339
Other	13	12	52	51
Native	1,002	1,001	4,723	4,780
Interchange sales	208	141	741	499
Other	19	32	121	152
Total	$1,229	$1,174	$5,585	$5,431

Power Supply - KWH (in millions):
UE	12,821	11,141	50,858	49,627
Genco	4,483	3,345	15,323	14,166
AERG	1,648	1,272	6,656	5,936
EEI	2,174	1,795	8,350	7,882
Other	69	78	298	330
Total Generation	21,195	17,631	81,485	77,941
Purchases	5,215	6,278	22,930	22,474
Line Losses	(922)	(1,385)	(3,994)	(4,356)
Total Electric Sales	25,488	22,524	100,421	96,059

Fuel Cost per KWH (cents)	1.233	1.173	1.241	1.175
Gas Sales - Dth (in thousands)	36,117	38,489	108,682	114,182

Net Income by Segment (in millions):
Missouri regulated	$9	$(17)	$267	$329
Illinois regulated	(10)	7	115	166
Non-rate-regulated generation	35	3	138	95
Other	27	27	27	16
Ameren Total	$61	$20	$547	$606

	December 31,	December 31,
	2006	2005
Common Stock:
Shares outstanding (in millions)	206.6	204.7
Book value per share	$31.86	$31.09

Capitalization Ratios:
Common equity	50.6%	52.5%
Preferred stock	1.5%	1.6%
Debt, net of cash	47.9%	45.9%

AMEREN CORPORATION (AEE)
CONSOLIDATED STATEMENT OF INCOME
(Unaudited, in millions, except per share amounts)

	Three Months Ended		Year Ended
	December 31,		December 31,
	2006	2005	2006	2005

Operating Revenues:
Electric	$1,229	$1,174	$5,585	$5,431
Gas	391	526	1,295	1,345
Other	-	1	-	4
Total operating revenues	1,620	1,701	6,880	6,780

Operating Expenses:
Fuel and purchased power	496	531	2,168	2,055
Gas purchased for resale	290	407	931	957
Other operations and maintenance	419	375	1,556	1,487
Depreciation and amortization	172	160	661	632
Taxes other than income taxes	89	81	391	365
Total operating expenses	1,466	1,554	5,707	5,496
Operating Income	154	147	1,173	1,284

Other Income and Expenses:
Miscellaneous income	37	10	50	29
Miscellaneous expense	-	(5)	(4)	(12)
Total other income	37	5	46	17

Interest Charges	112	80	350	301

Income Before Income Taxes, Minority Interest and Preferred Dividends of
Subsidiaries and Cumulative Effect of Change in Accounting Principle	79	72	869	1,000

Income Taxes	11	26	284	356

Income Before Minority Interest and Preferred Dividends of Subsidiaries
and Cumulative Effect of Change in Accounting Principle	68	46	585	644

Minority Interest and Preferred Dividends of Subsidiaries	(7)	(4)	(38)	(16)

Income Before Cumulative Effect of Change in Accounting Principle	61	42	547	628

Cumulative Effect of Change in Accounting Principle, Net of Income Taxes	-	(22)	-	(22)

Net Income	$61	$20	$547	$606

Earnings per Common Share - Basic and Diluted
Income before cumulative effect of change in accounting principle	$0.30	$0.21	$2.66	$3.13
Cumulative effect of change in accounting principle, net of income taxes	-	(0.11)	-	(0.11)

Earnings per Common Share - Basic and Diluted	$0.30	$0.10	$2.66	$3.02

Average Common Shares Outstanding	206.3	204.3	205.6	200.8

AMEREN CORPORATION (AEE)
CONSOLIDATED STATEMENT OF CASH FLOWS
(Unaudited, in millions)
	Year Ended
	December 31,
	2006	2005
Cash Flows From Operating Activities:
Net income	$547	$606
Adjustments to reconcile net income to net cash provided by operating activities:
Cumulative effect of change in accounting principle	-	22
Sales of emission allowances	(60)	(22)
Gain on sale of non-core properties	(37)	(22)
Depreciation and amortization	699	700
Amortization of nuclear fuel	36	28
Amortization of debt issuance costs and premium/discounts	15	15
Amortization of power supply contract	(43)	(44)
Deferred income taxes and investment tax credits, net	91	59
Minority interest	27	3
Other	13	(3)
Changes in assets and liabilities, excluding the effects of the acquisition:
Receivables, net	91	(160)
Materials and supplies	(75)	(75)
Accounts and wages payable	(93)	129
Taxes accrued	(72)	107
Assets, other	(103)	(77)
Liabilities, other	138	(37)
Pension and other postretirement obligations, net	97	22
Net cash provided by operating activities	1,271	1,251

Cash Flows From Investing Activities:
Capital expenditures	(984)	(935)
CT acquisitions	(292)	-
Proceeds from sale of non-core properties	56	54
Acquisitions, net of cash acquired	-	12
Nuclear fuel expenditures	(39)	(17)
Bond repurchase	(17)	-
Purchases of securities - Nuclear Decommissioning Trust Fund	(110)	(111)
Sales of securities - Nuclear Decommissioning Trust Fund	98	99
Purchases of emission allowances	(42)	(92)
Sales of emission allowances	71	22
Other	1	7
Net cash used in investing activities	(1,258)	(961)

Cash Flows From Financing Activities:
Dividends on common stock	(522)	(511)
Capital issuance costs	(4)	(6)
Short-term debt, net	94	(224)
Dividends paid to minority interest	(28)	-
Redemptions, Repurchases and Maturities:
Long-term debt	(164)	(618)
Payments on credit facility	(807)	-
Preferred stock	(1)	(1)
Issuances:
Common stock	96	454
Long-term debt	232	643
Borrowings from credit facility	1,132	-
Net cash provided by (used in) financing activities	28	(263)

Net Change In Cash and Cash Equivalents	41	27
Cash and Cash Equivalents at Beginning of Year	96	69

Cash and Cash Equivalents at End of Year	$137	$96

AMEREN CORPORATION (AEE)
CONSOLIDATED BALANCE SHEET
(Unaudited, in millions)

	December 31,	December 31,
	2006	2005

ASSETS
Current Assets:
Cash and cash equivalents	$137	$96
Accounts receivable - trade	418	552
Unbilled revenue	309	382
Miscellaneous accounts and notes receivable	160	31
Materials and supplies, at average cost	647	572
Other current assets	203	185
Total current assets	1,874	1,818
Property and Plant, Net	14,286	13,581
Investments and Other Assets:
Investments in leveraged leases	13	50
Nuclear decommissioning trust fund	285	250
Goodwill	830	976
Intangible Assets	217	323
Other assets	642	342
Regulatory assets	1,431	831
Total investments and other assets	3,418	2,772

TOTAL ASSETS	$19,578	$18,171

LIABILITIES AND STOCKHOLDERS' EQUITY
Current Liabilities:
Current maturities of long-term debt	$456	$96
Short-term debt	287	193
Accounts and wages payable	671	706
Taxes accrued	58	131
Other current liabilities	405	361
Total current liabilities	1,877	1,487
Long-term Debt, Net	5,610	5,354
Preferred Stock of Subsidiary Subject to Mandatory Redemption	18	19
Deferred Credits and Other Liabilities:
Accumulated deferred income taxes, net	2,172	1,969
Accumulated deferred investment tax credits	118	129
Regulatory liabilities	1,208	1,141
Asset retirement obligations	549	518
Accrued pension and other postretirement benefits	1,065	760
Other deferred credits and liabilities	169	218
Total deferred credits and other liabilities	5,281	4,735
Preferred Stock of Subsidiaries Not Subject to Mandatory Redemption	195	195
Minority Interest in Consolidated Subsidiaries	16	17
Stockholders' Equity:
Common stock	2	2
Other paid-in capital, principally premium on common stock	4,495	4,399
Retained earnings	2,024	1,999
Accumulated other comprehensive loss	60	(24)
Other	-	(12)
Total stockholders' equity	6,581	6,364

TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$19,578	$18,171